Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report relating to the consolidated financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the Company’s method of accounting for defined benefit pension and other postretirement plans to conform to Statement of Financial Accounting Standards No. 158) of The Dow Chemical Company (the “Company”) dated February 14, 2007 and our report relating to management’s report on the effectiveness of internal control over financial reporting dated February 14, 2007, both appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Midland, Michigan
February 21, 2007